Exhibit 99.1

BGC Partners Reports First Quarter 2011 Financial Results

NEW YORK, NY – May 5, 2011 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company servicing the wholesale financial markets, today reported its financial results for the quarter ended March 31, 2011.

Select First Quarter 2011 Results Compared to the Year-Earlier Period

*	Pre-tax distributable earnings[1] improved by 43.6 percent to $64.3 million or $0.26 per fully diluted share, compared with $44.8 million or $0.20 per fully diluted share.

*	Post-tax distributable earnings improved by 43.9 percent to $54.8 million or $0.22 per fully diluted share, compared with $38.1 million or $0.17 per fully diluted share.

*	Revenues as used to calculate distributable earnings grew by 4.8 percent to $365.5 million, compared with $348.9 million.

*	Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”) increased by 5.1 percent to $365.0 million compared with $347.2 million.

*	GAAP income (loss) from operations before income taxes was $24.5 million, compared with ($13.9) million.

*	GAAP net income (loss) for fully diluted shares was $20.8 million or $0.09 per share, compared with ($4.2) million or ($0.05) per share.

*	On May 3, 2011, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.17 per share payable on May 26, 2011 to Class A and Class B common stockholders of record as of May 16, 2011. This represents an increase of 21.4 percent year-over-year.

Comments on Financial Results and Outlook

“BGC’s strong performance in the first quarter was driven by our solid top-line growth in Foreign Exchange, Rates, and Equities, as well as in overall fully electronic trading,” said Howard W. Lutnick, Chairman and Chief Executive Officer. “Because of the considerable operating leverage provided by our growing technology platform, growing headcount, and the benefits of our partnership structure, BGC’s profitability has continued to improve.

“I am happy to report that our common dividend per share will be 21.4 percent greater than in the first quarter of 2010. Additionally, at least 50 percent of the dividends paid per share in 2011 are expected to be a nontaxable return of capital to common stockholders.

“We are extremely excited about our planned acquisition of Newmark2, one of the fastest growing real estate services companies in the global property markets. This is the beginning of a dramatic new footprint in commercial real estate by BGC. We expect Newmark to be immediately accretive to our earnings per share.

“Since the formation of BGC in 2004, we have added over 1,200 brokers, tripled quarterly revenues, massively invested in our world-class proprietary technology, and increased our

[1]	See the sections of this release entitled “Distributable Earnings,” “Distributable Earnings Results Compared with GAAP Results”, and “Reconciliation of GAAP Income to Distributable Earnings” for a complete and updated definition of these terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this release.
[2]	Newmark is the real estate advisory firm that operates as Newmark Knight Frank in the U.S. and is associated with London-based Knight Frank, which has extensive offices throughout the rest of the world.

distributable earnings margins hundreds of basis points. We will use the same strategies to position Newmark for industry-leading growth. We expect our model will prove to be highly profitable for Newmark’s business as we build scale, and generate the same kind of outstanding earnings as in our other brokerage businesses.”

Mr. Lutnick added: “As BGC continues to hire outstanding brokers, acquire accretively, and expand our global footprint, we expect to grow our revenues, expand margins, and raise our common dividend, further increasing shareholder value.”

Shaun D. Lynn, President of BGC Partners, Inc., said: “The Company’s revenues related to fully electronic trading grew by 24.9 percent year-over-year to $39.1 million or 10.7 percent of distributable earnings revenues. This growth was due principally to the continuing and successful roll-out of fully electronic trading for more than a dozen interest rate derivative products on BGC Trader™. From August 2010 through the end of March, 2011, BGC e-brokered approximately 4,500 transactions with a notional volume of almost $575 billion in fully electronic interest rate derivatives – with the first quarter 2011 average daily notional volumes almost 85 percent higher than in the fourth quarter of 2010.

“For eight quarters in a row, we have grown fully electronic revenues year-over-year significantly faster than our overall business. For the last four quarters, this has been an important factor in driving down our compensation ratio and increasing profits. Given our ongoing investment of approximately $120 million a year in technology, and our proven track record of converting products across many different asset classes and geographies to fully electronic trading, we are confident that our success in e-broking will continue to drive revenue and earnings growth.”

Mr. Lynn concluded: “The Company’s front office grew by almost 11 percent year-over year to 1,718 brokers and salespeople. As we continue to expand our e-broking capabilities and increase brokerage staff, we expect BGC’s strong earnings growth to continue.”

First Quarter Revenues

For the first quarter of 2011, revenues for distributable earnings were $365.5 million, compared with $348.9 million a year earlier. BGC’s GAAP revenues were $365.0 million in the first quarter of 2011, compared with $347.2 million a year earlier.

BGC’s first quarter revenue growth was driven primarily by increased brokerage revenues from the Company’s desks in Foreign Exchange, Rates, Equities and Other Asset Classes.

For the first quarter of 2011, brokerage revenues increased by 5.4 percent to $342.8 million, compared with $325.2 million in the prior-year quarter. Rates revenues were $152.8 million, Credit revenues were $87.2 million, Foreign Exchange revenues were $54.2 million, and Equities and Other Asset Classes revenues were $48.6 million. In comparison, for the first quarter of 2010, Rates revenues were $145.4 million, Credit revenues were $89.7 million, Foreign Exchange revenues were $44.7 million, and Equities and Other Asset Classes revenues were $45.5 million.

Rates revenues increased by 5.1 percent in the first quarter of 2011, compared to the year-earlier period, driven mainly by fully electronic Rates brokerage. Foreign Exchange revenues increased by 21.4 percent versus the year-ago quarter due primarily to continued strong growth in global volumes. Revenues from Equities and Other Asset Classes increased by 6.9 percent year-over-year, driven primarily by the acquisition of certain assets from Mint Partners3 and growth from the Company’s energy and commodities desks.

First quarter 2011 Credit revenues were down 2.8 percent year-on-year, reflecting generally lower volumes industry-wide. This was partially offset by a double-digit percentage increase in BGC’s Credit e-broking revenues.

In the first quarter of 2011, Rates represented 41.8 percent of total distributable earnings revenues, Credit 23.9 percent, Foreign Exchange 14.8 percent, and Equities and Other Asset Classes 13.3 percent. In comparison, for the first quarter of 2010, Rates represented 41.7 percent of total distributable earnings revenues, Credit 25.7 percent, Equities and Other Asset Classes 13.0 percent, and Foreign Exchange 12.8 percent.

Revenues related to fully electronic trading increased by 24.9 percent to $39.1 million in the first quarter of 2011. This represented 10.7 percent of total distributable earnings revenues.4 In comparison, revenues related to fully electronic trading were $31.3 million or 9.0 percent of total distributable earnings revenues in the prior-year period. This improvement was driven primarily by growth in the fully electronic trading of interest rate derivatives, as well as double-digit percentage increases in e-broking revenues from U.S. Treasuries, Credit e-broking, and spot foreign exchange.

First Quarter Expenses

Total expenses on a distributable earnings basis were $301.2 million in the first quarter of 2011, compared with $304.1 million a year earlier. Total GAAP expenses were $340.5 million in the first quarter of 2011, compared with $361.1 million in the prior-year period.

On a distributable earnings basis, the Company’s compensation and employee benefits were $197.7 million, a decrease of 7.9 percent from $214.7 million in the year-earlier period. This represented 54.1 percent of distributable earnings revenues in the first quarter of 2011, compared with 61.5 percent a year earlier. On a GAAP basis, compensation and employee benefits decreased by 23.1 percent to $209.0 million, compared with $271.7 million a year earlier. This represented 57.2 percent of GAAP revenues in the first quarter of 2011 and 78.3 percent a year earlier.

For the first quarter of 2011, non-compensation expenses were $103.5 million or 28.3 percent of revenues on a distributable earnings basis and $122.3 million or 33.5 percent of revenues under GAAP. In comparison, first quarter 2010 non-compensation expenses were $89.4 million for

[3]	Closed August 2010.
[4]	For the first quarter of 2011, revenues related to fully electronic trading included $34.2 million in the “total brokerage revenues” line item. This amount represented 10.0 percent of brokerage revenues and was up 32.9 percent year-over-year. First quarter 2011 revenues related to fully electronic trading also included $4.9 million in the “fees from related parties” line item. In the year-earlier period, these figures were $25.7 million, 7.9 percent of brokerage revenues, and $5.6 million, respectively.

both distributable earnings and GAAP, or 25.6 percent and 25.8 percent of revenues, respectively.

First Quarter Income

In the first quarter of 2011, BGC Partners’ pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes were $64.3 million or $0.26 per fully diluted share, compared with $44.8 million or $0.20 per fully diluted share in the first quarter of 2010. The Company’s pre-tax distributable earnings margin was 17.6 percent in the first quarter of 2011 versus 12.8 percent in the prior-year period.

BGC Partners recorded post-tax distributable earnings of $54.8 million or $0.22 per fully diluted share in the first quarter of 2011, compared with $38.1 million or $0.17 per fully diluted share in the first quarter of 2010. The Company’s post-tax distributable earnings margin was 15.0 percent in the first quarter of 2011 versus 10.9 percent in the prior-year period.

The Company recorded GAAP net income from operations before income taxes of $24.5 million, GAAP net income for fully diluted shares of $20.8 million, and GAAP net income per fully diluted share of $0.09 in the first quarter of 2011. This compares to GAAP loss from operations before income taxes of $13.9 million, GAAP net loss for fully diluted shares of $4.2 million, and GAAP net loss per fully diluted share of $0.05 in the first quarter of 2010.

In the first quarter of 2011, the effective tax rate for distributable earnings was 15.0 percent, compared with 14.9 percent a year earlier.

The Company had a fully diluted weighted-average share count of 258.9 million for the first quarter of 2011 for distributable earnings and 237.1 million under GAAP. This compares with 222.6 million in the year-earlier period for distributable earnings and 82.9 million under GAAP. As of March 31, 2011, the Company’s fully diluted share count was 263.0 million, assuming conversion of the Convertible Senior Notes.5

Front Office Statistics

BGC Partners had 1,718 brokers and salespeople as of March 31, 2011, up 10.8 percent compared to 1,551 year-over-year and up 0.8 percent versus 1,705 sequentially. Average revenue generated per front office employee6 for the first quarter of 2011 was approximately $211,000, compared with approximately $220,000 in the first quarter of 2010 and $180,000 in the fourth quarter of 2010.

Historically, BGC Partners’ average revenue per front office employee has declined year-over-year for the periods following significant headcount increases, as new brokers and salespeople generally achieve significantly higher productivity levels in their second year with the Company.

[5]	On April 1, 2010 BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. In accordance with FASB guidance, the BGC GAAP EPS calculation for the first quarter of 2011 excludes 21.8 million weighted-average shares related to these Notes, and includes the related interest expense (net of tax), because their effect would have been anti-dilutive. Following these principles, the distributable earnings per share calculation is based on the higher weighted-average share count but adds back the related interest expense (net of tax). The first quarter 2010 GAAP fully diluted weighted-average share count was 139.7 million lower than that for distributable earnings because GAAP did not allow the inclusion of anti-dilutive instruments when calculating loss per share.
[6]	This includes revenues from “total brokerage revenues”, “market data and software solutions”, and the portion of “fees from related parties” related to fully electronic trading.

Balance Sheet

As of March 31, 2011, the Company’s cash position, which it defines as cash and cash equivalents and cash segregated under regulatory requirements, was $403.7 million; notes payable and collateralized borrowings were $185.6 million; book value per common share was $2.58; and total capital, which BGC Partners defines as “redeemable partnership interest”, Cantor’s “noncontrolling interest in subsidiaries”, and “total stockholders’ equity”, was $444.3 million. In comparison, as of December 31, 2010, the Company’s cash position was $366.5 million; notes payable and collateralized borrowings were $189.3 million; book value per common share was $2.47; and total capital was $425.0 million.

The increase in cash from year-end 2010 was due primarily to the securities clearance process, an option exercise by Mr. Lutnick for cash, and proceeds from the issuance of Class A common stock as part of BGC’s controlled equity offering. This was partially offset by cash used in the net settlement of receivables and payables and for the redemption of units.

Second Quarter 2011 Outlook Compared with Results for the Second Quarter of 2010

*	The Company expects to generate distributable earnings revenues of between $335 million and $350 million, compared with $336.3 million.

*	BGC Partners expects pre-tax distributable earnings to be between approximately $52 million and $58 million, an increase of approximately 12 to 25 percent versus $46.5 million.

*	The Company expects post-tax distributable earnings to be between approximately $44 million and $49 million, an increase of approximately 13 to 26 percent compared with $38.9 million.[7]

*	BGC Partners anticipates its effective tax rate for distributable earnings to be approximately 15 percent versus 15.2 percent.

This outlook assumes that the Newmark acquisition closes after the second quarter of 2011.

Dividends

On May 3, 2011, the Company’s Board of Directors declared a quarterly cash dividend of $0.17 payable on May 26, 2011 to Class A and Class B common stockholders of record as of May 16, 2011. The ex-dividend date will be May 12, 2011. The Company estimates that no less than 50 percent of dividends paid per share of common stock for each of the quarters of 2011 will be a nontaxable return of capital to common stockholders.8 Based upon an annualized dividend of $0.68 per share and yesterday’s closing stock price of $9.16, BGC’s pre-tax dividend yield is 7.4 percent. For a New York City resident in the 35 percent Federal tax bracket and the 12.85 percent state and local tax bracket, the taxable equivalent yield would be 11.6 percent when compared to a distribution, dividend, or interest payment that is fully taxable at ordinary rates and 8.6 percent when compared to a fully taxable qualified dividend.

[7]	Consistent with FASB guidance, BGC Partners’ second quarter 2011 outlook for post-tax distributable earnings per share assumes that the fully diluted share count will include the shares related to the Convertible Senior Notes but exclude the associated interest expense, net of tax, because the impact would be dilutive. Therefore, one would add $2.8 million to BGC’s post-tax distributable earnings and include the shares associated with the Notes to calculate post-tax distributable earnings per share.
[8]	See the section of this release entitled “Nontaxable Return of Capital” for more details.

Unit Redemptions, Exchangeability, and Share Repurchases

During the first quarter of 2011, BGC Partners agreed to grant exchangeability to 1,133,425 PSUs and PSIs. Under GAAP, the Company was required to take a non-cash charge of $11.0 million relating to these grants of exchangeability and/or redemption of limited partnership units.

BGC Partners’ share repurchases and unit redemptions from January 1, 2011 through April 30, 2011 are detailed in the following table:

Period	Number of shares purchased	Effective average price per share
January	3,227	$8.26
February	3,227	$8.75
March	—	—
April	7,991	$8.94

Total Repurchases	14,445	$8.74

Period	Number of units redeemed	Average price per unit
January	—	—
February	—	—
March	195,904	$9.11
April	21,950	$8.99

Total Redemptions	217,854	$9.10

Total Repurchases and Redemptions	232,299	$9.08

The Company sold approximately 1.3 million shares through its controlled equity offering from January 1, 2011 through April 30, 2011 for net proceeds of approximately $11.8 million or $9.12 per share to offset redemptions.

As of March 31, 2011, the Company had approximately $66.0 million remaining from its $100 million share repurchase and unit redemption authorization.

Distributable Earnings

BGC Partners uses non-GAAP financial measures including “Revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic items, such as:

*	Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

*	Allocations of net income to founding/working partner and other units, including REUs, RPUs, PSUs and PSIs.

*	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain one-time or non-recurring items, if any.

Beginning with the first quarter of 2011, BGC’s definition of distributable earnings has been revised to exclude certain gains and charges with respect to acquisitions, dispositions, and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect the Company’s presentation of prior periods. Management believes that excluding these gains and charges best reflects the operating performance of BGC.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

*	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

*	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

*	In the event that there is a GAAP loss but positive distributable earnings, the distributable earnings per share calculation will include all fully diluted shares that would be excluded under GAAP to avoid anti-dilution, but will exclude quarterly interest expense, net of tax, associated with the Senior Convertible Notes.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other units, including REUs, RPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or income (loss) for fully diluted shares. The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues”, “income (loss) from operations before income taxes”, “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share”, because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the table in this release entitled “Reconciliation of GAAP Income to Non-GAAP Distributable Earnings”, which provides a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this release.

Distributable Earnings Results Compared with GAAP Results

First quarter 2011 GAAP revenues were reduced by $0.5 million due to BGC’s losses related to its equity investments, compared to a reduction of $1.7 million a year earlier. These non-cash items were not included in revenues for distributable earnings.

The difference between first quarter 2011 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $11.0 million in non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to unit holders and/or redemption of limited partnership units; and a charge of $0.3 million related to non-cash and non-dilutive pre-merger grants of equity or units. The difference between first quarter 2010 compensation and employee benefits as calculated for GAAP and distributable earnings was due to a one-time $41.3 million, non-recurring charge related to the modification of pre-merger employee contractual arrangements; a $15.7 million in charges relating to the redemption of units; and $0.1 million in expenses related to dividend equivalents to holders of restricted stock units. These charges were partially offset by a $0.2 million credit related to non-cash and non-dilutive pre-merger grants of equity or units.

The difference between non-compensation expenses in the first quarter of 2011 as calculated for GAAP and distributable earnings is due to a $19.2 million charge with respect to acquisitions, dispositions, and/or resolutions of litigation. This was partially offset by a $0.4 million non-cash, non-dilutive, and non-economic credit related to the Company having assumed the liability of a September 11, 2001 workers’ compensation policy.

Nontaxable Return of Capital

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders. The Company also intends to use the balance of its quarterly post-tax distributable earnings, after distributions to all partnership units and dividend payments to common stockholders, to buy back shares and/or partnership units.

BGC Partners’ common dividend is based on post-tax distributable earnings, which, due mainly to non-cash, non-dilutive, and non-economic GAAP charges, are expected to be higher than its earnings and profits under GAAP and U.S. Federal tax principles for the year ended December 31, 2011. In addition, BGC Partners’ net income for both GAAP and distributable earnings includes income earned by foreign affiliates of the Company, corporate subsidiaries, and other entities not taxable under U.S. Federal tax principles. The Company believes not less than 50 percent of its common dividend paid for earnings generated in 2011 will be treated as a nontaxable return of capital for common stockholders.

Under U.S. Federal income tax principles, a nontaxable return of capital, sometimes referred to as a “nondividend distribution”, is a cash distribution that is not paid out of the taxable earnings and profits of a corporation. For common stockholders, a nontaxable return of capital reduces the cost basis of an investment. It is not taxed until the cost basis of said investment is fully recovered. BGC Partners believes that a portion of its dividends paid to common stockholders in the year ended December 31, 2011 is expected to be treated under U.S. Federal income tax principles as a return of capital to the extent of each stockholder’s basis, and as capital gains to the extent such portion exceeds a stockholder’s basis.

The remaining portion of the dividend is expected to be treated as a qualified dividend for U.S. Federal income tax purposes. The portion of the common dividend taxable as a dividend for U.S. Federal income tax purposes will be reported to U.S. recipients of BGC’s dividend on the IRS Forms 1099-DIV and to non-U.S. recipients on IRS Forms 1042-S. These forms will be sent to common stockholders in early 2012.

The portion of dividends to common stockholders that will be taxable will not impact BGC Partners’ financial results for either GAAP or distributable earnings or the Company’s or its affiliates’ ability to pay distributions to all partnership units and dividend payments to common stockholders.

This information is not intended to be all-inclusive or to render specific professional tax advice.

Conference Call

The Company will host a conference call on Thursday, May 5, 2011 at 10:00 a.m. ET to discuss these results. It will accessible at the “Investor Relations” section of http://www.bgcpartners.com or directly at http://www.bgcpartners.com/ir. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	05/05/2011 10:00 AM Eastern Time
U.S. Dial In:	888-713-4205
International Dial In:	617-213-4862
Participant Passcode:	13207582
Pre Registration:	https://www.theconferencingservice.com/prereg/key.process?key=PWKK6RC9A

REPLAY:
Available From – To:	05/05/2011 1:00 PM - 05/12/2011
U.S. Dial In:	888-286-8010
International Dial In:	617-801-6888
Passcode:	69926604

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the wholesale financial markets. BGC specializes in the brokerage of a broad range of financial products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, structured products and other instruments. BGC also provides a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back office services to a broad range of financial and non-financial institutions. BGC’s integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or, where available, fully electronic brokerage services in connection with transactions executed either over-the-counter or through an exchange.

Through its eSpeed and BGC Trader brands, BGC uses its proprietary, built, and paid for technology to operate multiple buyer, multiple seller real-time electronic marketplaces for the world’s most liquid capital markets. The Company’s pioneering suite of tools provides end-to-end transaction solutions for the purchase and sale of financial products over its global private network or via the Internet. BGC’s neutral platform, reliable network, straight-through processing and superior products make it the trusted source for electronic trading for the world’s largest financial firms. Through BGC Market Data, the Company also offers globally distributed and innovative market data and analysis products for numerous financial instruments and markets. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments and investment firms.

BGC’s partnership structure and extensive employee ownership create a distinctive competitive advantage among its peers. Named after fixed income trading innovator B. Gerald Cantor, BGC has offices in 24 cities, located in New York and London, as well as in Aspen, Beijing, Chicago, Copenhagen, Dubai, Garden City, Hong Kong, Istanbul, Johannesburg, Mexico City, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Sarasota, Seoul, Singapore, Sydney, Tokyo, Toronto, and West Palm Beach. For more information, visit http://www.bgcpartners.com. The Company’s corporate address is: BGC Partners, Inc., 499 Park Avenue, New York, New York 10022. The media, analysts, and investors can also subscribe to BGC’s investor “Email Alerts” at the “Investor Relations” section of http://www.bgcpartners.com.

Note Regarding Financial Tables and Metrics

An excel file with the Company’s quarterly financial results and metrics from full year 2008 through the first quarter of 2011 is accessible at the “Investor Relations” section of http://www.bgcpartners.com. It is also available directly at http://www.bgcpartners.com/ir-news.

Note Regarding Settlement

All trades executed on the eSpeed platform settle for clearing purposes against Cantor Fitzgerald & Co. (“CF&Co.,” “CFC”), an affiliate of the Company. CFC is a member of FINRA (formerly NASD) and the Fixed Income Clearing Corporation, a subsidiary of the Depository Trust & Clearing Corporation. CFC, the Company, and other affiliates participate in U.S. Treasuries as well as other markets by posting quotations for their account and by acting as principal on trades with platform users. Such activity is intended, among other things, to assist CFC, the Company, and their affiliates in managing their proprietary positions (including, but not limited to, those established as a result of combination trades and errors), facilitating transactions, framing markets, adding liquidity, increasing commissions and attracting order flow.

Discussion of Forward-Looking Statements by BGC Partners

Information in this document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include statements about the outlook and prospects for the Company and for its industry as well as statements about its future financial and operating performance. Such statements are based upon current expectations that involve risks and uncertainties. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied because of a number of risks and uncertainties that include, but are not limited to, the risks and uncertainties identified in BGC Partners’ filings with the U.S. Securities and Exchange Commission. The Company believes that all forward-looking statements are based upon reasonable assumptions when made. However, BGC Partners cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Please refer to the complete disclaimer with respect to forward-looking statements and the risk factors set forth in BGC Partners’ most recent public filings on Form 10-K and/or 10-Q, which are incorporated into this document by reference.

Contacts

Americas Media: Robert Hubbell 1-212-294-7820 rhubbell@bgcpartners.com	Investors: Jason McGruder 212-829-4988 jmcgruder@bgcpartners.com

EMEA & APAC Media: Deborah Spencer 44-207-894-7961 dspencer@bgcpartners.com	Chris Walters 212-294-8059 cwalters@bgcpartners.com

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION IN ACCORDANCE WITH GAAP

(in thousands, except share and per share data)

	March 31, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$400,539	$364,104
Cash segregated under regulatory requirements	3,112	2,398
Reverse repurchase agreements	49,999	—
Loan receivables from related parties	980	980
Securities owned	11,019	11,096
Marketable securities	3,278	4,600
Securities borrowed	51,452	—
Receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	569,200	474,269
Accrued commissions receivable, net	173,770	132,885
Loans, forgivable loans and other receivables from employees and partners	164,674	151,328
Fixed assets, net	133,291	133,428
Investments	23,998	25,107
Goodwill	83,085	82,853
Other intangible assets, net	12,952	13,603
Receivables from related parties	5,248	4,958
Other assets	72,284	68,705

Total assets	$1,758,881	$1,470,314

Liabilities, Redeemable Partnership Interest, and Equity:
Accrued compensation	$164,610	$155,538
Securities sold, not yet purchased	61	—
Payables to brokers, dealers, clearing organizations, customers and related broker-dealers	682,174	429,477
Payables to related parties	4,174	10,262
Accounts payable, accrued and other liabilities	273,883	256,023
Deferred revenue	4,082	4,714
Notes payable and collateralized borrowings	185,560	189,258

Total liabilities	1,314,544	1,045,272
Redeemable partnership interest	96,911	93,186
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 92,300 and 88,192 shares issued at March 31, 2011 and December 31, 2010, respectively; and 74,357 and 70,256 shares outstanding at March 31, 2011 and December 31, 2010, respectively	923	881
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 25,848 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively, convertible into Class A common stock	258	258
Additional paid-in capital	393,184	366,827
Contingent Class A common stock	3,171	3,171
Treasury stock, at cost: 17,943 and 17,936 shares of Class A common stock at March 31, 2011 and December 31, 2010, respectively	(109,682)	(109,627)
Retained deficit	(28,721)	(23,616)
Accumulated other comprehensive loss	(220)	(977)

Total stockholders’ equity	258,913	236,917

Noncontrolling interest in subsidiaries	88,513	94,939

Total equity	347,426	331,856

Total liabilities, redeemable partnership interest, and equity	$1,758,881	$1,470,314

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS IN ACCORDANCE WITH GAAP

(in thousands, except per share data)

	Q1	Q1
	2011	2010
Revenues:
Commissions	$244,714	$222,033
Principal transactions	98,109	103,128

Total brokerage revenues	342,823	325,161
Fees from related parties	15,435	15,926
Market data	4,576	4,387
Software solutions	2,133	1,752
Interest income	1,406	672
Other revenues	311	1,002
Losses on equity investments	(1,661)	(1,749)

Total revenues	365,023	347,151

Expenses:
Compensation and employee benefits	208,969	271,688
Allocation of net income to limited partnership units and founding/working partner units	9,200	—

Total compensation and employee benefits	218,169	271,688
Occupancy and equipment	29,286	28,128
Fees to related parties	2,601	4,034
Professional and consulting fees	13,341	10,069
Communications	21,330	19,068
Selling and promotion	20,186	15,917
Commissions and floor brokerage	6,095	4,887
Interest expense	4,395	2,911
Other expenses	25,081	4,389

Total non-compensation expenses	122,315	89,403

Total expenses	340,484	361,091
Income (loss) from operations before income taxes	24,539	(13,940)
Provision (benefit) for income taxes	7,401	(2,987)

Consolidated net income (loss)	17,138	(10,953)

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	8,472	(6,742)

Net income (loss) available to common stockholders	$8,666	$(4,211)

Per share data:
Basic earnings (loss) per share
Net income (loss) available to common stockholders	$8,666	$(4,211)

Basic earnings (loss) per share	$0.09	$(0.05)

Basic weighted-average shares of common stock outstanding	97,326	82,873

Fully diluted earnings (loss) per share
Net income (loss) for fully diluted shares	$20,834	$(4,211)

Fully diluted earnings (loss) per share	$0.09	$(0.05)

Fully diluted weighted-average shares of common stock outstanding	237,065	82,873

Dividends declared per share of common stock	$0.14	$0.06

Dividends declared and paid per share of common stock	$0.14	$0.06

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

	2011	2010
	Q1	Q1
Revenues:
Brokerage revenues:
Rates	$152,810	$145,350
Credit	87,193	89,680
Equities and other asset classes	48,601	45,466
Foreign exchange	54,219	44,665

Total brokerage revenues	342,823	325,161

Market data and software solutions	6,709	6,139
Fees from related parties, interest and other revenues	15,986	17,600

Total revenues	365,518	348,901

Expenses:
Compensation and employee benefits (a)	197,656	214,701
Other expenses (b)	103,538	89,403

Total expenses	301,194	304,104

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	64,324	44,797

Noncontrolling interest in subsidiaries (c)	(86)	73
Provision for income taxes	9,651	6,663

Post-tax distributable earnings to fully diluted shareholders	$54,759	$38,061

Earnings per share:
Fully diluted pre-tax distributable earnings per share (d)	$0.26	$0.20

Fully diluted post-tax distributable earnings per share (d)	$0.22	$0.17

Fully diluted weighted-average shares of common stock outstanding	258,893	222,564

Total Revenues ($)	365,518	348,901

Total compensation expense ($) (a)	197,656	214,701

Compensation expense as a percent of revenues	54.1%	61.5%

Non-compensation expense as a percent of revenues	28.3%	25.6%

Pre-tax distributable earnings margins (on distributable earnings revenues)	17.6%	12.8%

Post-tax distributable earnings margins (on distributable earnings revenues)	15.0%	10.9%

Effective tax rate	15.0%	14.9%

Notes and Assumptions

(a)	-	Compensation and employee benefits excludes charges associated with: the grant of exchangeability to and/or redemption of limited partnership interests; the one-time and non-recurring GAAP compensation charge for the modification of pre-merger employee contractual arrangements; equity grants issued prior to the merger; allocations of income to founding/working partners and dividend equivalents paid to restricted stock unit holders.
(b)	-	Other expense excludes certain gains and charges with respect to acquisitions, dispositions and resolutions of litigation and gains and charges related to other non-cash, non-dilutive, noneconomic items.
(c)	-	Noncontrolling interest allocation associated with joint ownership of administrative services company.
(d)	-	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. The first quarter distributable earnings per share calculations include an additional 21.8 million shares, but exclude interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands except per share data)

	2011	2010
	Q1	Q1
GAAP income (loss) from continuing operations before income taxes	$24,539	$(13,940)
Allocation of net income to founding/working partners units	3,458	—
Allocation of net income to limited partnership units	5,742	—

Pro forma pre-tax operating income (loss) available to fully diluted shareholders	33,739	(13,940)

Pre-tax adjustments:
Compensation expenses related to pre-merger grants of equity or units (a)	337	(181)
Dividend equivalents to RSUs	(5)	129
Non-cash losses related to equity investments	495	1,749
Other non-cash, non-dilutive, noneconomic items	(398)	—
Grant of exchangeability to and/or redemption of limited partnership units and founding partner units	10,980	15,695
Gains and charges with respect to acquisitions, dispositions and resolutions of litigation (c)	19,176	—
One-time and non-recurring GAAP compensation charge for the modification of pre-merger employee contractual arrangements	—	41,345

Total pre-tax adjustments	30,585	58,737

Pre-tax distributable earnings	$64,324	$44,797

GAAP net income (loss) available to common stockholders	$8,666	$(4,211)
Allocation of net income to founding/working partners units	3,458	—
Allocation of net income to limited partnership units	5,742	—
Allocation of net income (loss) to Cantor’s noncontrolling interest in subsidiaries	8,558	(6,815)

Pro forma net (loss) income for fully diluted shares	$26,424	$(11,026)
Total pre-tax adjustments (from above)	30,585	58,737
Income tax adjustment to reflect effective tax rate	(2,250)	(9,650)

Post-tax distributable earnings	$54,759	$38,061

Pre-tax distributable earnings per share (b)	0.26	0.20

Post-tax distributable earnings per share (b)	0.22	0.17

Fully diluted weighted-average shares of common stock outstanding	258,893	222,564

(a)	Compensation expenses related to pre-merger grants of equity or units include expense for restricted stock units and REUs granted pre-merger and the activation of founding partner interests.
(b)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. The first quarter distributable earnings per share calculations include an additional 21.8 million shares, but exclude interest expense, net of tax, associated with these Notes.
(c)	Beginning with the first quarter of 2011, distributable earnings has been revised to exclude certain gains and charges with respect to acquisitions, dispositions and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect the Company’s presentation of prior periods.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partners’ eSpeed system and BGC Trader for the periods indicated.

				% Change	% Change
	1Q10	4Q10	1Q11	1Q11 vs. 4Q10	1Q11 vs. 1Q10
Notional Volume (in $US billions)
Fully Electronic Rates*	9,815	11,796	14,097	19.5%	43.6%
Fully Electronic FX, Credit, Equities & Other**	762	851	963	13.1%	26.4%

Total Fully Electronic Volume	10,577	12,647	15,061	19.1%	42.4%

HYBRID***
Total Hybrid Volume	33,073	29,450	37,496	27.3%	13.4%

TOTAL Hybrid & Fully Electronic Volume	43,650	42,097	52,557	24.8%	20.4%

Transaction Count
Fully Electronic Rates*	3,495,548	4,871,770	5,769,474	18.4%	65.1%
Fully Electronic FX, Credit, Equities & Other**	354,064	411,531	514,419	25.0%	45.3%

Total Fully Electronic Transactions	3,849,612	5,283,301	6,283,893	18.9%	63.2%

HYBRID
Total Hybrid Transactions	560,763	528,663	620,086	17.3%	10.6%

TOTAL Hybrid and Fully Electronic Transactions	4,410,375	5,811,964	6,903,979	18.8%	56.5%

Trading Days	61	64	62

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.
**	Defined as Foreign Exchange Derivatives, Spot Foreign Exchange, Credit Derivatives, Corporate Bonds, Commodity Derivatives , and Equity-Related Products.
***	Defined as volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions

COMPARABLE INDUSTRY VOLUMES:

Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	125,894,602	143,249,086	166,207,731	16.0%	32.0%
CME - Euro $ Contracts	121,775,320	137,355,017	156,207,410	13.7%	28.3%
EUREX - Bund Contracts	55,677,833	55,444,371	59,137,105	6.7%	6.2%
ELX - US Treasury Contracts	3,324,070	3,177,570	4,784,425	50.6%	43.9%
ELX - Euro $ Contracts	N/A	1,049,219	1,496,760	42.7%	NMF

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	31,734	35,323	40,478	14.6%	27.6%
Average Daily UST Volume	520	552	653	18.3%	25.5%

CME FX Futures Volume (3)	52,020,489	53,909,048	57,054,418	5.8%	9.7%

CLS FX Avg Daily Values - in millions (4)	3,937,597	4,484,667	4,764,667	6.2%	21.0%
CLS FX Avg Daily Volumes (4)	726,958	787,825	872,014	10.7%	20.0%

NYSE - Volume (shares traded) - in millions (5)	140,074	132,817	132,641	(0.1%)	(5.3%)
Transaction Value - in millions	4,110,650	4,104,040	4,474,040	9.0%	8.8%

NASDAQ - Volume (shares traded) - in millions (6)	526,876	474,751	492,451	3.7%	(6.5%)
Transaction Value - in millions(7)	3,086,722	3,095,702	3,453,706	11.6%	11.9%

Total Industry Equity Option Volume (8)	852,503,572	968,432,795	1,072,960,649	10.8%	25.9%

Euronext Equity Derivatives (9)	131,513	122,159	118,110	(3.3%)	(10.2%)

TRACE All Bond Dollar Volume (in millions) (10)
TRACE All Bond Volume	1,233,666	1,030,430	1,251,182	21.4%	1.4%
Average Daily All Bond Dollar Volume	19,898	16,100	20,180	25.3%	1.4%

Notes/Sources: (1) Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com) (2) Federal Reserve Bank at www.newyorkfed.org/markets/statrel.html - (3) CME Group - www.cmegroup.com/CmeWeb/ftp.wrap/webmthly (4) CLS Bank Monthly Report (5) NYSE - www.nyse.com (6) NASDAQ - www.nasdaqtrader.com (7) Includes Transaction Value for NASDAQ listed securities only (8) OCC- www.optionsclearing.com (9) Euronext - www.euronext.com (10) Bloomberg

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